                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)

                           Orion Power Holdings, Inc.
  ---------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock (Par Value $ 0.01 Per Share)
  ---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    686286105
  ---------------------------------------------------------------------------
                                 (CUSIP Number)

                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                 85 Broad Street
                               New York, NY 10004
                                 (212) 902-1000
  ---------------------------------------------------------------------------
            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)

                               September 26, 2001
  ---------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

*The remainder of this cover page will be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page will not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but will be subject to all other provisions of the Act (however, see the Notes).

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    THE GOLDMAN SACHS GROUP, INC.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      40,851,400

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                   10  SHARED DISPOSITIVE POWER

                       40,851,400

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    40,851,400

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    37.2%

14  TYPE OF REPORTING PERSON

    HC-CO

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GOLDMAN, SACHS & CO.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    AF-WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [X]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      NEW YORK

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      40,851,400

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         40,851,400

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    40,851,400

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    37.2%

14  TYPE OF REPORTING PERSON

    BD-PN-IA

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GS CAPITAL PARTNERS II, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      17,950,838

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                   10  SHARED DISPOSITIVE POWER

                       17,950,838

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    17,950,838

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    16.9%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GS ADVISORS, L.L.C.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      17,950,838

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         17,950,838

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    17,950,838

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    16.9%

14  TYPE OF REPORTING PERSON

    OO

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GS CAPITAL PARTNERS II OFFSHORE, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      CAYMAN ISLANDS

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      7,136,196

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         7,136,196

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    7,136,196

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    6.8%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GS ADVISORS II, L.L.C.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      7,136,196

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         7,136,196

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    7,136,196

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    6.8%

14  TYPE OF REPORTING PERSON

    OO

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP
    (WITH LIMITATION OF LIABILITY)

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      GERMANY

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      662,113

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         662,113

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    662,113

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.6%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GS CAPITAL PARTNERS III GERMANY CIVIL LAW PARTNERSHIP
    (WITH LIMITATION OF LIABILITY)

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      GERMANY

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      472,839

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         472,839

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    472,839

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.5%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GOLDMAN, SACHS & CO. oHG

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      GERMANY

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH       1,134,952

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         1,134,952

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,134,952

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.1%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    STONE STREET FUND 1998, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      925,335

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         925,335

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    925,335

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.9%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    BRIDGE STREET FUND 1998, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH       279,267

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         279,267

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    279,267

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.3%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    STONE STREET 1998, L.L.C.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      1,204,602

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         1,204,602

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,204,602

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.2%

14  TYPE OF REPORTING PERSON

    OO

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GS CAPITAL PARTNERS III, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      10,242,359

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         10,242,359

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    10,242,359

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    9.8%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GS CAPITAL PARTNERS III OFFSHORE, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      CAYMAN ISLANDS

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      2,815,747

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         2,815,747

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,815,747

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.7%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GS ADVISORS III, L.L.C.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      13,058,106

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         13,058,106

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    13,058,106

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    12.4%

14  TYPE OF REPORTING PERSON

    OO

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    STONE STREET FUND 2000, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      219,423

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         219,423

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    219,423

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.2%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    STONE STREET 2000, L.L.C.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      219,423

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         219,423

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    219,423

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.2%

14  TYPE OF REPORTING PERSON

    OO

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      146,283

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         146,283

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    146,283

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.1%

14  TYPE OF REPORTING PERSON

    PN

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                         (b)  [ ]
3   SEC USE ONLY

4   SOURCE OF FUNDS

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]
6   CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

      NUMBER OF       7  SOLE VOTING POWER

      SHARES               0

      BENEFICIALLY    8  SHARED VOTING POWER

      OWNED BY EACH      146,283

      REPORTING       9  SOLE DISPOSITIVE POWER

      PERSON WITH:         0

                     10  SHARED DISPOSITIVE POWER

                         146,283

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    146,283

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)             [ ]
    EXCLUDES CERTAIN SHARES

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.1%

14  TYPE OF REPORTING PERSON

    OO

         This Amendment No.1 amends and supplements the Statement on Schedule 13D (the"Schedule 13D") filed on November 30, 2000, by GS Capital Partners II, L.P. ("GSCP II"), GS Capital Partners II Offshore, L.P. ("GSCP II Offshore"), GS Capital Partners II (Germany) Civil Law Partnership ("GSCP II Germany"), Stone Street Fund 1998, L.P. ("Stone 1998"), Bridge Street Fund 1998, L.P. ("Bridge 1998"), GS Capital Partners III, L.P. ("GSCP III"), GS Capital Partners III Offshore, L.P. ("GSCP III Offshore"), GS Capital Partners III Germany Civil Law Partnership ("GSCP III Germany"), Stone Street Fund 2000, L.P. ("Stone 2000"), Bridge Special Opportunities Fund 2000, L.P. ("Bridge 2000"; and together with GSCP II, GSCP II Offshore, GSCP II Germany, Stone 1998, Bridge 1998, GSCP III, GSCP III Offshore, GSCP III Germany, and Stone 2000, the "Limited Partnerships"), GS Advisors, L.L.C. ("GS Advisors"), GS Advisors II, L.L.C. ("GS Advisors II"), GS Advisors III, L.L.C. ("GS Advisors III"), Goldman, Sachs & Co. oHG ("GS oHG"), Stone Street 1998, L.L.C. ("Stone 1998 L.L.C."), Stone Street 2000, L.L.C. ("Stone 2000 L.L.C."), Bridge Street Special Opportunities 2000, L.L.C. ("Bridge 2000 L.L.C.), Goldman, Sachs & Co. ("Goldman Sachs"), and The Goldman Sachs Group, Inc. ("GS Group"; and together with the Limited Partnerships, GS Advisors, GS Advisors II, GS Advisors III, GS oHG, Stone 1998 L.L.C., Stone 2000 L.L.C., Bridge 2000 L.L.C. and Goldman Sachs, collectively, the "Filing Persons"), relating to the common stock, par value $.01 per share (the "Common Stock"), of Orion Power Holdings Inc., a Delaware corporation (the "Company")(1).

ITEM 4.   Purpose of Transaction.
          -----------------------
         Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

         On September 26, 2001, GSCP III, GSCP III Offshore, GSCP II, GSCP II Offshore, Stone 1998, Bridge 1998, Stone 2000, Bridge 2000, Goldman, Sachs & CO. Verwaltungs GmbH, as nominee for each of GSCP II Germany and GSCP III Germany (collectively, the "Goldman Group") and Reliant Resources, Inc. entered into a Stockholder Agreement (the "Reliant Stockholder Agreement"). Pursuant to the Reliant Stockholder Agreement each member of the Goldman Group has agreed, among others things, (i) to vote the Common Stock owned by such member in favor of the approval of the Merger Agreement (as defined in the Reliant Stockholder Agreement) and (ii) not to transfer any of the Common Stock owned by such member or any options or warrants to acquire, or securities convertible into, shares of Common Stock, in each case on the terms and conditions set forth therein. The foregoing description of the Reliant Stockholder Agreement is qualified in its entirety by reference to the Reliant Stockholder Agreement, a copy of which is filed as Exhibit 99.27 hereto, and is incorporated herein by reference.

ITEM 5.   Interests in Securities of the Issuer.
          -------------------------------------

         Item 5(a) of the Schedule 13D is hereby amended and restated in its entirety as follows:

          (a) As of September 26, 2001, GSCP II beneficially owned, and its sole general partner, GS Advisors, may be deemed to have beneficially owned, an aggregate of 17,950,838 shares of Common Stock, by reason of GSCP II's beneficial ownership of 14,984,097 shares of Common Stock and warrants to purchase 2,966,741 shares of Common Stock, representing in the aggregate approximately 16.9% of the shares of Common Stock reported to be outstanding at June 30, 2001 in the Company's quarterly report on Form 10Q for the period ended June 30, 2001 (the "10Q").

          As of September 26, 2001, GSCP II Offshore beneficially owned, and its sole general partner, GS Advisors II may be deemed to have beneficially owned, an aggregate of 7,136,196 shares of Common Stock, by reason of GSCP II Offshore's beneficial ownership of 5,956,795 shares of Common Stock and warrants to purchase 1,179,401 shares of Common Stock, representing in the aggregate approximately 6.8% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, GS II Germany beneficially owned an aggregate of 662,113 shares of Common Stock, by reason of GSCP II Germany's beneficial ownership of 552,685 shares of Common Stock and warrants to purchase 109,428 shares of Common Stock representing in the aggregate approximately 0.6% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, Stone 1998 beneficially owned an aggregate of 925,335

----------------------

(1) Neither the present filing nor anything contained herein will be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Securities Exchange Act of 1934.

shares of Common Stock, by reason of Stone 1998's beneficial ownership of 773,101 shares of Common Stock and warrants to purchase 152,234 shares of Common Stock representing in the aggregate approximately 0.9% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, Bridge 1998 beneficially owned an aggregate of 279,267 shares of Common Stock, by reason of Bridge 1998's beneficial ownership of 233,322 shares of Common Stock and warrants to purchase 45,945 shares of Common Stock representing in the aggregate approximately 0.3% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, GSCP III beneficially owned, and its sole general partner, GS Advisors III may be deemed to have beneficially owned, an aggregate of 10,242,359 shares of Common Stock, by reason of GSCP III's beneficial ownership of 8,796,383 shares of Common Stock and warrants to purchase 1,445,976 shares of Common Stock representing in the aggregate approximately 9.8% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, GSCP III Offshore beneficially owned, and its sole general partner, GS Advisors III, may be deemed to have beneficially owned, an aggregate of 2,815,747 shares of Common Stock, by reason of GSCP III Offshore's beneficial ownership of 2,418,232 shares of Common Stock and warrants to purchase 397,515 shares of Common Stock, representing in the aggregate approximately 2.7% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, GSCP III Germany beneficially owned an aggregate of 472,839 shares of Common Stock, by reason of GSCP III Germany's beneficial ownership of 406,086 shares of Common Stock and warrants to purchase 66,753 shares of Common Stock, representing in the aggregate approximately 0.5% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, Stone 2000 beneficially owned, and its sole general partner, Stone 2000 L.L.C. may be deemed to have beneficially owned, an aggregate of 219,423 shares of Common Stock, by reason of Stone 2000's beneficial ownership of 197,579 shares of Common Stock and warrants to purchase 21,844 shares of Common Stock, representing in the aggregate approximately 0.2% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, Bridge 2000 beneficially owned, and its sole general partner, Bridge 2000 L.L.C., may be deemed to have beneficially owned, an aggregate of 146,283 shares of Common Stock, by reason of Bridge 2000's beneficial ownership of 131,720 shares of Common Stock and warrants to purchase 14,563 shares of Common Stock, representing in the aggregate approximately 0.1% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, GS oHG beneficially owned an aggregate of 1,134,952 shares of Common Stock, by reason of GS oHG's beneficial ownership of 958,771 shares of Common Stock and warrants to purchase 176,181 shares of Common Stock, representing in the aggregate approximately 1.1% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, Stone 1998 L.L.C. beneficially owned an aggregate of 1,204,609 of shares of Common Stock, by reason of Stone 1998's beneficial ownership of 925,335 shares of Common Stock and Bridge 1998's beneficial ownership of 279,267 shares of Common Stock as described above, representing in the aggregate, approximately 1.2% of the shares of Common Stock reported to be outstanding in the 10Q.

          As of September 26, 2001, each of Goldman Sachs and GS Group may be deemed to have beneficially owned an aggregate of 40,851,400 shares of Common Stock, representing in the aggregate approximately 37.2% of the shares of Common Stock reported to be outstanding as of September 26, 2000 by the Company, consisting of (i) 40,850,400 shares of Common Stock beneficially owned by the Limited Partnerships as described above, and (ii) 1,000 shares of Common Stock acquired by Goldman Sachs in ordinary trading activities.

          GS Group and Goldman Sachs each disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than GS Group, Goldman Sachs or their affiliates.

          None of the Filing Persons or, to the knowledge of the Filing Persons, the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii, II-C or II-D hereto beneficially owns any shares of Common Stock as of September 26, 2001, other than as set forth herein.

          Item 5(c) of the Schedule 13D is hereby amended and restated in its entirety as follows:

          No transactions in the Common Stock were effected by the Filing Persons, or, to the knowledge of the Filing Persons, any of the persons listed on Schedule I, II-Ai, II-A-ii, II-B-ii, II-C-i, II-C-ii and II-D hereto, during the period from July 28, 2001 through September 26, 2001.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.
          -------------------------------------------------------------

          Item 6 of the Schedule 13D is hereby amended and supplemented as follows:

On September 26, 2001, the Goldman Group and Reliant Resources, Inc. entered into the Reliant Stockholder Agreement. See Item 4 which is incorporated herein by reference in its entirety.

ITEM 7.   Material to be Filed as Exhibits.
          --------------------------------

         Item 7 of the Schedule 13D is hereby amended and supplemented as follows:

Exhibit 99.27    Form of Stockholder Agreement, dated as of September 26, 2001, among GSCP III, GSCP II Offshore, GSCP II, GSCP II Offshore,
             Stone 1998, Bridge 1998, Stone 2000, Bridge 2000, Goldman,
             Sachs & Co. Verwaltung GmbH, as nominee for each of GSCP II Germany and GSCP III Germany and Reliant Resources, Inc.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 28, 2001


                                              THE GOLDMAN SACHS GROUP, INC.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name: Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GOLDMAN, SACHS & CO.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name: Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GS CAPITAL PARTNERS II, L.P.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GS ADVISORS, L.L.C.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GS CAPITAL PARTNERS II
                                              OFFSHORE, L.P.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GS ADVISORS II, L.L.C.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GS CAPITAL PARTNERS II
                                              (GERMANY) CIVIL LAW PARTNERSHIP
                                              (with limitation of liability)
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GS CAPITAL PARTNERS III
                                              GERMANY CIVIL LAW PARTNERSHIP
                                              (with limitation of liability)
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GOLDMAN, SACHS & CO. oHG
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              STONE STREET FUND 1998, L.P.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              BRIDGE STREET FUND 1998, L.P.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name: Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              STONE STREET 1998, L.L.C.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name: Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GS CAPITAL PARTNERS III, L.P.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name: Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GS CAPITAL PARTNERS III
                                              OFFSHORE, L.P.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name: Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              GS ADVISORS III, L.L.C.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              STONE STREET FUND 2000, L.P.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              STONE STREET 2000, L.L.C.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name:  Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              BRIDGE STREET SPECIAL
                                              OPPORTUNITIES FUND 2000, L.P.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name: Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              BRIDGE STREET SPECIAL
                                              OPPORTUNITIES 2000, L.L.C.
                                              By:  /s/ Roger S. Begelman
                                                 --------------------------
                                                 Name: Roger S. Begelman
                                                 Title: Attorney-in-fact

                                              Date:  September 28, 2001
                                                   ------------------------

                                    EXHIBITS

Exhibit 99.27    Form of Stockholder Agreement, dated as of September 26, 2001, among GSCP III, GSCP II Offshore, GSCP II, GSCP II Offshore,
             Stone 1998, Bridge 1998, Stone 2000, Bridge 2000, Goldman,
             Sachs & Co. Verwaltung GmbH, as nominee for each of GSCP II Germany and GSCP III Germany and Reliant Resources, Inc.

                                   SCHEDULE I
                                   ----------


     The name of each director of The Goldman Sachs Group, Inc. is set forth below.

     The business address of each person listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

     Each person is a citizen of the United States of America except for Lord Browne of Madingley, who is a citizen of the United Kingdom. The present principal occupation or employment of each of the listed persons is set forth below.

Name                                 Present Principal Occupation
--------------------------------------------------------------------------------

Henry M. Paulson, Jr.                Chairman  and  Chief  Executive Officer  of
                                     The Goldman Sachs Group, Inc.

Robert J. Hurst                      Vice Chairman  of  The Goldman Sachs Group,
                                      Inc.

John A. Thain                        President and Co-Chief Operating Officer of
                                     The Goldman Sachs Group, Inc.

John L. Thornton                     President and Co-Chief Operating Officer of
                                     The Goldman Sachs Group, Inc.

Lord Browne of Madingley             Group Chief Executive of BP Amoco plc


James A. Johnson                     Chairman and Chief Executive Officer of
                                     Johnson Capital Partners

John H. Bryan                        Chairman of Sara Lee Corporation


Ruth J. Simmons                      President of Brown University



                               Page xx of xx pages

                                 SCHEDULE II-A-i
                                 ---------------


  The name, position and present principal occupation of each executive officer of GS Advisors, L.L.C., the sole general partner of GS Capital Partners II, L.P., the name, position and present principal occupation of each executive officer of GS Advisors II, L.L.C., the sole general partner of GS Capital Partners II Offshore, L.P. and the name, position and present principal occupation of each executive officer of GS Advisors III, L.L.C., the sole general partner of each of GS Capital Partners III, L.P. and GS Capital Partners III Offshore, L.P., are set forth below.

     The business address for all the executive officers listed below except Gene T. Sykes, Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes B. Lepic, Randall A. Blumenthal, Syaru (Shirley) Lin, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel Plantevin, Mary Nee and Ulrika Werdelin is 85 Broad Street, New York, New York 10004. The business address of Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes B. Lepic, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel Plantevin and Ulrika Werdelin is 133 Fleet Street, London EC4A 2BB, England. The business address of Syaru (Shirley) Lin, and Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Gene T. Sykes and Randall A. Blumenthal is 2765 Sand Hill Road, Menlo Park, CA 94025.

     All executive officers listed below are United States citizens except Richard S. Sharp, Sanjeev K. Mehra, Antoine L. Schwartz, Patrick E. Mulvihill, Hughes B. Lepic, Peter Schiefer, Atul Kapur, Michel Plantevin, and Ulrika Werdelin. Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Atul Kapur is a citizen of Singapore. Antoine L. Schwartz, Hughes B. Lepic and Michel Plantevin are citizens of France. Patrick E. Mulvihill is a citizen of Ireland.
Peter Schiefer is a citizen of Germany. Ulrika Werdelin is a citizen of Sweden.

Name                         Position               Present Principal Occupation
--------------------------------------------------------------------------------

Richard A. Friedman          President               Managing Director of
                                                     Goldman, Sachs & Co.

Joseph H. Gleberman          Vice President          Managing Director of
                                                     Goldman, Sachs & Co

Terence M. O'Toole           Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Gene T. Sykes                Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Henry Cornell                Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Richard S. Sharp             Vice President          Managing Director of
                                                     Goldman Sachs International

Esta E. Stecher              Assistant Secretary     Managing Director of
                                                     Goldman, Sachs & Co.

Barry S. Volpert             Vice President          Managing Director of
                                                     Goldman Sachs International

Sanjeev K. Mehra             Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Muneer A. Satter             Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Antoine L. Schwartz          Vice President          Managing Director of
                                                     Goldman Sachs International

Steven M. Bunson             Assistant Secretary     Managing Director of
                                                     Goldman, Sachs & Co.

Elizabeth C. Fascitelli      Treasurer               Managing Director of
                                                     Goldman, Sachs & Co.

Patrick E. Mulvihill         Assistant Treasurer     Managing Director of
                                                     Goldman, Sachs & Co.

David J. Greenwald           Assistant Secretary     Managing Director of
                                                     Goldman, Sachs & Co.

Dan H. Jester                Assistant Treasurer     Managing Director of
                                                     Goldman, Sachs & Co.

Hughes B. Lepic              Vice President          Managing Director of
                                                     Goldman Sachs International

Russell E. Makowsky          Assistant Secretary     Managing Director of
                                                     Goldman, Sachs & Co.

Sarah G. Smith               Assistant Treasurer     Managing Director of
                                                     Goldman, Sachs & Co.

Randall A. Blumenthal        Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Syaru (Shirley) Lin          Vice President          Managing Director of
                                                     Goldman Sachs (Asia) L.L.C.

Douglas F. Londal            Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Stephen S. Trevor            Vice President          Managing Director of
                                                     Goldman Sachs International

Peter Schiefer               Vice President          Managing Director of
                                                     Goldman Sachs International

Abraham Bleiberg             Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Joseph P. DiSabato           Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Robert R. Gheewalla          Vice President          Managing Director of
                                                     Goldman, Sachs & Co.

Atul Kapur                   Vice President          Managing Director of
                                                     Goldman Sachs International

Michel Plantevin             Vice President          Managing Director of
                                                     Goldman Sachs International

John E. Bowman               Vice President          Vice President of
                                                     Goldman, Sachs & Co.

Katherine B. Enquist         Vice President/         Vice President of
                             Secretary               Goldman, Sachs & Co.

James B. McHugh              Assistant Secretary     Vice President of
                                                     Goldman, Sachs & Co.

Beverly L. O'Toole           Assistant Secretary     Vice President of
                                                     Goldman, Sachs & Co.

Mary Nee                     Vice President          Executive Director of
                                                     Goldman Sachs (Asia) L.L.C.

Katherine L. Nissenbaum      Vice President/         Vice President of
                             Assistant Secretary     Goldman, Sachs & Co.

Ulrika Werdelin              Vice President          Executive Director of
                                                     Goldman Sachs International



                               Page xx of xx pages

                                 SCHEDULE II-B-i
                                 ---------------



     The name, position and present principal occupation of each executive officer of Stone Street 1998, L.L.C., the sole general partner of Stone Street Fund 1998, L.P. and the managing general partner of Bridge Street Fund 1998, L.P., and the name, position and present principal occupation of each executive officer of Stone Street 2000, L.L.C., the sole general partner of Stone Street Fund 2000, L.P., are set forth below.

     The business address for all the executive officers listed below except Gene T. Sykes, Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes B. Lepic, Randall A. Blumenthal, Syaru (Shirley) Lin, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel Plantevin, Mary Nee and Ulrika Werdelin is 85 Broad Street, New York, New York 10004. The business address of Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes B. Lepic, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel Plantevin and Ulrika Werdelin is 133 Fleet Street, London EC4A 2BB, England.
 The business address of Syaru (Shirley) Lin and Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Gene T. Sykes and Randall A. Blumenthal is 2765 Sand Hill Road, Menlo Park, CA 94025.

     All executive officers listed below are United States citizens except Richard S. Sharp, Sanjeev K. Mehra, Antoine L. Schwartz, Patrick E. Mulvihill, Hughes B. Lepic, Peter Schiefer, Atul Kapur, Michel Plantevin, and Ulrika Werdelin. Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Atul Kapur is a citizen of Singapore. Antoine L. Schwartz, Hughes B. Lepic and Michel Plantevin are citizens of France. Patrick E. Mulvihill is a citizen of Ireland.
Peter Schiefer is a citizen of Germany. Ulrika Werdelin is a citizen of Sweden.

Name                       Position                Present Principal Occupation
--------------------------------------------------------------------------------

Peter M. Sacerdote         Chairman/               Advisory Director of
                           President               Goldman, Sachs & Co.

Peter G. Sachs             Vice President          Senior Director of
                                                   The Goldman Sachs Group, Inc.

Richard A. Friedman        Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Joseph H. Gleberman        Vice President          Managing Director of
                                                   Goldman, Sachs & Co

Terence M. O'Toole         Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Gene T. Sykes              Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Henry Cornell              Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Richard S. Sharp           Vice President          Managing Director of
                                                   Goldman Sachs International

Esta E. Stecher            Vice President/         Managing Director of
                           Assistant Secretary     Goldman, Sachs & Co.

Barry S. Volpert           Vice President          Managing Director of
                                                   Goldman Sachs International

Sanjeev K. Mehra           Vice President/         Managing Director of
                           Treasurer               Goldman, Sachs & Co.

Muneer A. Satter           Vice President          Managing Director of
                                                    Goldman, Sachs & Co.

Antoine L. Schwartz        Vice President          Managing Director of
                                                   Goldman Sachs International

Steven M. Bunson           Assistant Secretary     Managing Director of
                                                   Goldman, Sachs & Co.
>

Elizabeth C. Fascitelli    Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Patrick E. Mulvihill       Assistant Treasurer     Managing Director of
                                                   Goldman, Sachs & Co.

David J. Greenwald         Vice President/         Managing Director of
                           Assistant Secretary     Goldman, Sachs & Co.

Hughes B. Lepic            Vice President          Managing Director of
                                                   Goldman Sachs International

Russell E. Makowsky        Assistant Secretary     Managing Director of
                                                   Goldman, Sachs & Co.

Sarah G. Smith             Assistant Treasurer     Managing Director of
                                                   Goldman, Sachs & Co.

Dan H. Jester              Assistant Treasurer     Managing Director of
                                                   Goldman, Sachs & Co.

Randall A. Blumenthal      Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Syaru (Shirley) Lin        Vice President          Managing Director of
                                                   Goldman Sachs (Asia) L.L.C.

Douglas F. Londal          Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Stephen S. Trevor          Vice President          Managing Director of
                                                   Goldman Sachs International

Peter Schiefer             Vice President          Managing Director of
                                                   Goldman Sachs International

Abraham Bleiberg           Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Joseph P. DiSabato         Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Robert R. Gheewalla        Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Atul Kapur                 Vice President          Managing Director of
                                                   Goldman Sachs International

Michel Plantevin           Vice President          Managing Director of
                                                   Goldman Sachs International

John E. Bowman             Vice President          Vice President of
                                                   Goldman, Sachs & Co.

Katherine B. Enquist       Vice President/         Vice President of
                           Secretary               Goldman, Sachs & Co.

James B. McHugh            Assistant Secretary     Vice President of
                                                   Goldman, Sachs & Co.

Beverly L. O'Toole         Assistant Secretary     Vice President of
                                                   Goldman, Sachs & Co.

Mary Nee                   Vice President          Executive Director of
                                                   Goldman Sachs (Asia) L.L.C.

Katherine L. Nissenbaum    Vice President/         Vice President of
                           Assistant Secretary     Goldman, Sachs & Co.

Richard J. Stingi          Vice President          Vice President of
                                                   Goldman, Sachs & Co.

Ulrika Werdelin            Vice President          Executive Director of
                                                   Goldman Sachs International



                               Page xx of xx pages

                                 SCHEDULE II-C-i
                                 ---------------


     The name, position and present principal occupation of each executive officer of Bridge Street Special Opportunities 2000, L.L.C., the sole general partner of Bridge Street Special Opportunities Fund 2000, L.P., are set forth below.

     The business address for all the executive officers listed below except Gene T. Sykes, Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes B. Lepic, Randall A. Blumenthal, Syaru (Shirley) Lin, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel Plantevin, Mary Nee and Ulrika Werdelin is 85 Broad Street, New York, New York 10004. The business address of Richard S. Sharp, Barry S. Volpert, Antoine L. Schwartz, Hughes B. Lepic, Stephen S. Trevor, Peter Schiefer, Atul Kapur, Michel Plantevin and Ulrika Werdelin is 133 Fleet Street, London EC4A 2BB, England.
 The business address of Syaru Shirley) Lin and Mary Nee is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Gene T. Sykes and Randall A. Blumenthal is 2765 Sand Hill Road, Menlo Park, CA 94025.

     All executive officers listed below are United States citizens except Richard S. Sharp, Sanjeev K. Mehra, Antoine L. Schwartz, Patrick E. Mulvihill, Hughes B. Lepic, Peter Schiefer, Atul Kapur, Michel Plantevin, and Ulrika Werdelin. Richard S. Sharp is a citizen of the United Kingdom. Sanjeev K. Mehra is a citizen of India. Atul Kapur is a citizen of Singapore. Antoine L. Schwartz, Hughes B. Lepic and Michel Plantevin are citizens of France. Patrick E. Mulvihill is a citizen of Ireland.
Peter Schiefer is a citizen of Germany. Ulrika Werdelin is a citizen of Sweden.

Name                       Position                Present Principal Occupation
--------------------------------------------------------------------------------

John A. Thain              Chairman/President      Managing Director of
                                                   Goldman, Sachs & Co.

Peter M. Sacerdote         Vice President          Advisory Director of
                                                   Goldman, Sachs & Co.

Peter G. Sachs             Vice President          Senior Director of
                                                   The Goldman Sachs Group, Inc.

Daniel M. Neidich          Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Richard A. Friedman        Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Joseph H. Gleberman        Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Robin Neustein             Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Terence M. O'Toole         Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Gene T. Sykes              Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Henry Cornell              Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Steven T. Mnuchin          Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Richard S. Sharp           Vice President          Managing Director of
                                                   Goldman Sachs International

Esta E. Stecher            Vice President/         Managing Director of
                           Assistant Secretary     Goldman, Sachs & Co.

Barry S. Volpert           Vice President          Managing Director of
                                                   Goldman Sachs International

Sanjeev K. Mehra           Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Muneer A. Satter           Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Antoine L. Schwartz        Vice President          Managing Director of
                                                   Goldman Sachs International

Steven M. Bunson           Assistant Secretary     Managing Director of
                                                   Goldman, Sachs & Co.

Elizabeth C. Fascitelli    Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Patrick E. Mulvihill       Assistant Treasurer     Managing Director of
                                                   Goldman, Sachs & Co.

David J. Greenwald         Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Hughes B. Lepic            Vice President          Managing Director of
                                                   Goldman Sachs International

Russell E. Makowsky        Assistant Secretary     Managing Director of
                                                   Goldman, Sachs & Co.

Sarah G. Smith             Assistant Treasurer     Managing Director of
                                                   Goldman, Sachs & Co.

Dan H. Jester              Vice President/         Managing Director of
                           Treasurer               Goldman, Sachs & Co.

Randall A. Blumenthal      Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Syaru (Shirley) Lin        Vice President          Managing Director of
                                                   Goldman Sachs (Asia) L.L.C.

Douglas F. Londal          Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Stephen S. Trevor          Vice President          Managing Director of
                                                   Goldman Sachs International

Peter Schiefer             Vice President          Managing Director of
                                                   Goldman Sachs International

Abraham Bleiberg           Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Joseph P. DiSabato         Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Robert R. Gheewalla        Vice President          Managing Director of
                                                   Goldman, Sachs & Co.

Atul Kapur                 Vice President          Managing Director of
                                                   Goldman Sachs International

Michel Plantevin           Vice President          Managing Director of
                                                   Goldman Sachs International

John E. Bowman             Vice President          Vice President of
                                                   Goldman, Sachs & Co.

Katherine B. Enquist       Vice President/         Vice President of
                           Secretary               Goldman, Sachs & Co.

James B. McHugh            Assistant Secretary     Vice President of
                                                   Goldman, Sachs & Co.

Beverly L. O'Toole         Assistant Secretary     Vice President of
                                                   Goldman, Sachs & Co.

Mary Nee                   Vice President          Vice President of
                                                   Goldman Sachs (Asia) L.L.C.

Katherine L. Nissenbaum    Vice President/         Vice President of
                           Assistant Secretary     Goldman, Sachs & Co.

Richard J. Stingi          Vice President          Vice President of
                                                   Goldman, Sachs & Co.

Ulrika Werdelin            Vice President          Vice President of
                                                   Goldman Sachs International



                               Page xx of xx pages

                                  SCHEDULE II-D
                                  -------------


     The name, position and present principal occupation of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH which is the sole managing general partner of Goldman, Sachs & Co. oHG are set forth below.

     The business address for each of the executive officers and directors listed below is MesseTurm, 60308 Frankfurt am Main, Germany.

     Of the directors and executive officers listed below, Timothy C. Plaut and Alexander C. Dibelius are citizens of Germany and Jonathan S. King is a citizen of the United Kingdom.

Name                       Position                 Present Principal Occupation
--------------------------------------------------------------------------------

Jonathan S. King           Managing Director        Executive Director of
                                                    Goldman, Sachs & Co. oHG

Timothy C. Plaut           Managing Director        Managing Director of
                                                    Goldman, Sachs & Co. oHG

Alexander C. Dibelius      Managing Director        Managing Director of
                                                    Goldman, Sachs & Co. oHG



                               Page xx of xx pages